Exhibit 99.1

La Rosa Reports 117% Year-Over-Year Increase in Revenue to $13.1 Million for the First Quarter of 2024

Successfully Acquires Ten Brokerages Since Company’s IPO in October 2023

Residential Real Estate Services Revenue Increased 211% to $10.2 Million in Q1 2024 vs Q1 2023

Celebration, FL / May 16, 2024 / – La Rosa Holdings Corp. (NASDAQ: LRHC) (“La Rosa” or the “Company”), a holding company for five agent-centric, technology-integrated, cloud-based, multi-service real estate segments, today provided a business update and reported financial results for the first quarter ended March 31, 2024.

Q1 2024 Key Financial Highlights

●	Total revenue increased 117% year-over-year to $13.1 million for the first quarter ended March 31, 2024 from $6.0 million for the first quarter ended March 31, 2023

●	Residential real estate services revenue increased $6.9 million to $10.2 million, or 211%, for the first quarter ended March 31, 2024 versus the comparable prior year period

●	Increased transaction fees, monthly agent fees, and annual fees effective September 1, 2023, which, if volume remains consistent, are expected to contribute to increased real estate brokerage services revenue in 2024 on top of growth in the broker network

Q1 2024 Operational Achievements and Subsequent Events

●	Acquired three real estate brokerage franchisees in the first quarter of 2024

●	Opened office in the Tampa Bay Area in January

●	Officially launched Final Offer, a transparent negotiation platform, in Florida and Georgia in March with plans to expand the offering across the organization

●	Acquired tenth real estate brokerage franchisee in April with revenue of $4.7 million and positive net income in 2023

Joe La Rosa, CEO of the Company, commented, “We continue to execute on our roll-up strategy, primarily focused on acquiring profitable franchisees. In the first quarter of 2024, we successfully acquired three real estate brokerage franchisees, building upon the six acquisitions made in the fourth quarter of 2023. As a result, we achieved a 117% year-over-year increase in revenue compared to the same period in 2023. Last month, we completed our acquisition of the tenth real estate brokerage franchisee, with revenue of $4.7 million and positive net income in 2023. With 162 agents, this brokerage solidified its position as the second largest in agent count and the third largest in real estate sales in Polk County, Florida in 2023. As we continue to acquire profitable franchisees, we expect them to meaningfully contribute to our revenue throughout 2024. Our target is to achieve an annualized revenue run rate of $100 million by the end of 2024, with profitability anticipated in 2025. Through the integration of these acquisitions, we anticipate benefitting from improved operating efficiencies and economies of scale to further enhance our margins.

“We believe we are disrupting the real estate industry by offering agents the option of a revenue share model or an annual fee-based model with 100% agent commissions. As we continue to expand and open new offices nationwide, such as our new Tampa office, we anticipate that our distinct brokerage model will draw in more agents, thus reinforcing our competitive standing in the market and propelling us towards sustainable long-term growth and profitability,” concluded Mr. La Rosa.

Financial Results

Total revenue for the first quarter ended March 31, 2024, was $13.1 million compared to $6.0 million for the first quarter ended March 31, 2023. Residential real estate services revenue increased $6.9 million to $10.2 million, or 211%, in the first quarter ended March 31, 2024, versus the comparable prior year period. The increase was driven by $7.6 million of revenue from the six acquisitions completed in the fourth quarter of fiscal year 2023 and the three acquisitions completed in the first quarter of fiscal year 2024, offset by a 36% decrease in total transaction volume. We increased our transaction fees, monthly agent fees, and annual fees effective September 1, 2023, which, if volume remains consistent, we anticipate our real estate brokerage services revenue will increase in 2024. Selling, general and administrative costs, excluding stock-based compensation, for the first quarter ended March 31, 2024, were $2.6 million, compared to $1.0 million for the first quarter ended March 31, 2023. Half of this increase was driven by $804,000 of additional costs from the nine acquisitions we completed since the Company’s IPO in October 2023 in addition to increased payroll and benefits, insurance and training, and public company costs in connection with the IPO, compared to the same period in 2023. Net loss was $4.7 million, or $(0.35) basic and diluted loss per share, for the first quarter ended March 31, 2024, compared to net loss of $1.0 million, or $(0.16) basic and diluted loss per share, for the first quarter ended March 31, 2023.

About La Rosa Holdings Corp.

La Rosa Holdings Corp. (Nasdaq: LRHC) is a holding company for five agent-centric, technology-integrated, cloud-based, multi-service real estate segments. In addition to providing person-to-person residential and commercial real estate brokerage services to the public, the Company cross-sells ancillary technology-based products and services primarily to its sales agents and the sales agents associated with their franchisees. La Rosa’s business is organized based on the services they provide internally to their agents and to the public, which are residential and commercial real estate brokerage, franchising, real estate brokerage education and coaching, and property management.

For more information, please visit: https://www.larosaholdings.com.

Stay connected with La Rosa, sign up for news alerts here: larosaholdings.com/email-alerts.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to grow its business and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, customer acceptance of new services, the demand for the Company’s services, the Company’s customers’ economic condition, the impact of competitive services and pricing, general economic conditions, the successful integration of the Company’s past and future acquired brokerages, the effect of the recent National Association of Realtors’ landmark settlement on our business operations, and other risk factors detailed in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and other reports and documents we file from time to time with the SEC, including our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024. Forward-looking statements contained in this press release are made only as of the date of this press release. La Rosa does not undertake any responsibility to update any forward-looking statements in this release, except as may be required by applicable law. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

For more information, contact: info@larosaholdings.com

Investor Relations Contact:

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1020

Email: LRHC@crescendo-ir.com

(Tables follow)

La Rosa Holdings Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2024	December 31, 2023
	(unaudited)	(audited)
Assets
Current assets:
Cash	$1,079,161	$959,604
Restricted cash	1,604,377	1,484,223
Accounts receivable, net of allowance for credit losses of $99,443 and $83,456, respectively	825,710	826,424
Total current assets	3,509,248	3,270,251

Noncurrent assets:
Property and equipment, net	13,408	14,893
Right-of-use asset, net	983,230	687,570
Intangible assets, net	5,178,761	4,632,449
Goodwill	6,568,225	5,702,612
Other long-term assets	19,854	21,270
Total noncurrent assets	12,763,478	11,058,794
Total assets	$16,272,726	$14,329,045
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,597,529	$1,147,073
Accrued expenses	234,780	227,574
Contract liabilities	164,767	—
Derivative liability	122,300	—
Advances on future receipts	—	77,042
Accrued acquisition cash consideration	255,000	300,000
Notes payable, current	662,190	4,400
Lease liability, current	406,162	340,566
Total current liabilities	3,442,728	2,096,655

Noncurrent liabilities:
Note payable, net of current	646,926	615,127
Security deposits payable	1,604,377	1,484,223
Lease liability, noncurrent	591,609	363,029
Other liabilities	2,950	2,950
Total non-current liabilities	2,845,862	2,465,329
Total liabilities	6,288,590	4,561,984

Stockholders’ equity:
Preferred stock - $0.0001 par value; 50,000,000 shares authorized; 2,000 Series X shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	—	—
Common stock - $0.0001 par value; 250,000,000 shares authorized; 14,252,716 and 13,406,480 issued and outstanding at March 31, 2024 and December 31, 2023, respectively	1,425	1,341
Additional paid-in capital	22,283,884	18,016,400
Accumulated deficit	(16,706,552)	(12,107,756)
Total stockholders’ equity – La Rosa Holdings Corp. shareholders	5,578,757	5,909,985
Noncontrolling interest in subsidiaries	4,405,379	3,857,076
Total stockholders’ equity	9,984,136	9,767,061
Total liabilities and stockholders’ equity	$16,272,726	$14,329,045

La Rosa Holdings Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue	$13,088,899	$6,041,636

Cost of revenue	11,926,902	5,413,926

Gross profit	1,161,997	627,710

Operating expenses:
Sales and marketing	232,727	91,378
General and administrative	2,321,855	883,261
Stock-based compensation — general and administrative	3,191,138	69,314
Total operating expenses	5,745,720	1,043,953

Loss from operations	(4,583,723)	(416,243)
Other income (expense)
Interest expense, net	(20,252)	(92,133)
Amortization of debt discount	(56,003)	(592,620)
Change in fair value of derivative liability	(5,000)	111,478
Other income, net	—	567
Loss before provision for income taxes	(4,664,978)	(988,951)
Benefit from income taxes	—	—
Net loss	(4,664,978)	(988,951)
Less: Net loss attributable to noncontrolling interests in subsidiaries	(66,182)	—
Net loss after noncontrolling interest in subsidiaries	(4,598,796)	(988,951)
Less: Deemed dividend	230,667	—
Net loss attributable to common stockholders	$(4,829,463)	$(988,951)
Loss per share of common stock attributable to common stockholders
Basic and diluted	$(0.35)	$(0.16)

Weighted average shares used in computing net loss per share of common stock attributable to common stockholders Basic and diluted	13,672,655	6,002,578

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